Solar Senior Capital Ltd. Announces Quarter Ended September 30, 2014 Financial Results; Declares Monthly Distribution of $0.1175 per Share for November 2014

NEW YORK, NY -- (Marketwired - November 04, 2014) - Solar Senior Capital Ltd. (NASDAQ: SUNS) today reported net investment income of $3.5 million, or $0.31 per share, for the third quarter. Earnings were $1.7 million, or $0.15 per share for the quarter ended September 30, 2014. At September 30, 2014, net asset value (NAV) per share was $17.65.

The Company announced that its Board of Directors has declared a monthly distribution of $0.1175 per share for November 2014, which will be payable on December 2, 2014 to stockholders of record on November 20, 2014. The specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At September 30, 2014:
Investment portfolio at fair value: $278.0 million
Number of portfolio companies: 39
Net assets: $203.6 million
Net asset value per share: $17.65
Portfolio Activity
Investments made during the quarter: $46.1 million
Investments prepaid or sold during the quarter: $32.4 million
Operating Results for the Quarter Ended September 30, 2014
Net investment income: $3.5 million
Net realized and unrealized loss: $1.8 million
Net increase in net assets from operations: $1.7 million
Net investment income per share: $0.31

"We are pleased with our prudent and measured portfolio growth during the third quarter, given the continued heated market conditions," said Michael Gross, Chairman and CEO of Solar Senior Capital Ltd. "We are excited about the prospects for our recently announced First Lien Loan Program joint venture with Voya Investment Management, which we believe will expand our origination platform, facilitate portfolio growth and create a path to increase net investment income and return on equity for our shareholders."

Conference Call and Webcast

The company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Wednesday, November 5, 2014. All interested parties may participate in the conference call by dialing (877) 474-9506 approximately 5-10 minutes prior to the call, international callers should dial (857) 244-7559. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 96182714 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Senior Capital's website, www.solarseniorcap.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Senior Capital website. Additionally, a replay dial-in will be available until November 19, 2014 and can be accessed by dialing (888) 286-8010 and using the passcode 69748353. International callers should dial (617) 801-6888.

Portfolio and Investment Activity

During the three months ended September 30, 2014, we invested approximately $46.1 million across nine portfolio companies. Investments prepaid or sold during the quarter ended September 30, 2014 totaled $32.4 million.

At September 30, 2014, the portfolio consisted of 39 portfolio companies and was invested approximately 86.2% in senior secured loans, 12.1% in Gemino Healthcare Finance, LLC ("Gemino") whose portfolio is 100% comprised of senior secured loans, 1.4% in unsecured loans and 0.3% in common equity excluding Gemino, measured at fair value.

At the end of this same period, the fair value weighted average yield on the income-producing portfolio of investments was 7.2%. Based on fair value, 93.2% or $257.9 million of our income producing portfolio(1) of investments is floating rate and 6.8% or $18.9 million is fixed rate.

At September 30, 2014, Gemino's portfolio consisted of $112.1 million of funded senior secured loans across 37 issuers with an average balance outstanding of $3.0 million. All of the $209.3 million of commitments from Gemino are floating-rate, senior-secured, cash-pay loans. During the quarter ended September 30, 2014, Gemino originated new funded loans of $15.0 million and had exits of $5.3 million.

From inception in 2011 through September 30, 2014, Solar Senior Capital Ltd. has invested approximately $736 million in 76 portfolio companies. Over the same period, Solar Senior Capital Ltd. completed transactions with more than 50 different financial sponsors.

(1) We have included our investment in Gemino as 100% floating rate.

Results of Operations for the Three Months Ended September 30, 2014 compared to the Three Months Ended September 30, 2013

Investment Income
For the three months ended September 30, 2014 and 2013, gross investment income totaled $5.3 million and $4.9 million, respectively. The increase in gross investment income year over year was primarily due to net portfolio growth.

Expenses
Expenses totaled $1.8 million and $1.6 million for the three months ended September 30, 2014 and 2013, respectively. The increase in total expenses for the three months ended September 30, 2014 as compared to the year ago period was primarily due to increased interest expense on higher average borrowings.

Net Investment Income
The Company's net investment income totaled $3.5 million and $3.3 million, or $0.31 and $0.29 per average share, for the three months ended September 30, 2014 and 2013, respectively.

Net Realized and Unrealized Loss
Net realized and unrealized loss for the three months ended September 30, 2014 and 2013 totaled $1.8 million and $0.7 million, respectively.

Net Increase in Net Assets Resulting From Operations
For the three months ended September 30, 2014 and 2013, the Company had a net increase in net assets resulting from operations of $1.7 million and $2.6 million, respectively. For the same periods, earnings per average share were $0.15 and $0.23, respectively.

Liquidity and Capital Resources
At September 30, 2014, the Company had $76.4 million in borrowings outstanding on its revolving credit facility and $98.6 million of unused capacity, subject to borrowing base limits.

Financial Statements and Tables

                         SOLAR SENIOR CAPITAL LTD.
             CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
                    (in thousands, except share amounts)

                                               September 30,
                                                    2014       December 31,
                                                (unaudited)        2013
                                               -------------  -------------
Assets
Investments at fair value:
  Companies less than 5% owned (cost: $239,745
   and $227,868, respectively)                 $     240,708  $     228,943
  Companies 5% to 25% owned (cost: $4,034 and
   $4,409, respectively)                               3,761          4,409
  Companies more than 25% owned (cost: $32,839
   and $32,839, respectively)                         33,500         34,500
                                               -------------  -------------
      Total investments (cost: $276,618 and
       $265,116, respectively)                       277,969        267,852
Cash and cash equivalents                            102,855          2,774
Receivable for investments sold                           63             --
Interest receivable                                    1,368          1,336
Dividends receivable                                     441            398
Prepaid expenses and other assets                        369            201
                                               -------------  -------------
    Total assets                               $     383,065  $     272,561
                                               -------------  -------------
Liabilities
Credit facility payable                        $      76,400  $      61,400
Payable for investments and cash equivalents
 purchased                                            99,999             --
Distributions payable                                  1,355          1,355
Management fee payable                                   698            703
Performance-based incentive fees payable                  --             33
Interest payable                                         187            139
Administrative services expense payable                  308            630
Other liabilities and accrued expenses                   550            284
                                               -------------  -------------
    Total liabilities                          $     179,497  $      64,544
                                               -------------  -------------

Net Assets
Common stock, par value $0.01 per share,
 200,000,000 and 200,000,000 common shares
 authorized, respectively, and 11,533,315 and
 11,529,303 issued and outstanding,
 respectively                                  $         115  $         115
Paid-in capital in excess of par                     212,736        212,663
Distributions in excess of net investment
 income                                               (5,150)        (2,750)
Accumulated net realized loss                         (5,484)        (4,747)
Net unrealized appreciation                            1,351          2,736
                                               -------------  -------------
    Total net assets                           $     203,568  $     208,017
                                               =============  =============
Net Asset Value Per Share                      $       17.65  $       18.04
                                               =============  =============

                         SOLAR SENIOR CAPITAL LTD.
             CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                    (in thousands, except share amounts)

                                                    Three months ended
                                               ----------------------------
                                               September 30,  September 30,
                                                    2014           2013
                                               -------------  -------------
INVESTMENT INCOME:
Interest:
  Companies less than 5% owned                 $       4,447  $       4,915
  Companies 5% to 25% owned                               55             --
Dividends:
  Companies more than 25% owned                          820             --
                                               -------------  -------------
    Total investment income                            5,322          4,915
                                               -------------  -------------
EXPENSES:
Management fees                                $         698  $         680
Performance-based incentive fees                          --             --
Interest and other credit facility expenses              556            303
Administrative services expense                          299            265
Other general and administrative expenses                241            379
                                               -------------  -------------
    Total expenses                                     1,794          1,627
                                               -------------  -------------
      Net investment income                    $       3,528  $       3,288
                                               -------------  -------------

REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS:
Net realized gain (loss) on investments
 (companies less than 5% owned)                $          35  $        (467)
Net change in unrealized gain (loss) on
 investments                                          (1,817)          (217)
                                               -------------  -------------
      Net realized and unrealized gain (loss)
       on investments                                 (1,782)          (684)
                                               -------------  -------------

NET INCREASE IN NET ASSETS RESULTING FROM
 OPERATIONS                                    $       1,746  $       2,604
                                               =============  =============
EARNINGS PER SHARE                             $        0.15  $        0.23

About Solar Senior Capital Ltd.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans including first lien and second lien debt instruments.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact
Investor Relations
Solar Senior Capital Ltd.
(646) 308-8770